Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154
CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS FIRST QUARTER 2018 RESULTS

•                  First quarter 2018 reported and adjusted EPS* were $1.90 and $1.94, up from first quarter 2017 reported and adjusted EPS of $1.68 and $1.88, respectively

•                  2018 adjusted EPS now expected to be in the range of $7.90-$8.20

WESTCHESTER, Ill., May 3, 2018 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the first quarter 2018. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2018 and 2017 include items which are excluded from the non-GAAP financial measures which we present.

“While we’re pleased with how we grew specialties and EPS, North America performance was negatively impacted by a sharp increase in freight costs and fell short of our expectations,” said Ingredion’s president and chief executive officer, Jim Zallie. “As expected, EMEA and South America posted strong operating income growth while Asia-Pacific operating income was lower year-over-year due to extraordinary tapioca cost increases.  We have begun mitigating inflationary pressures through pricing actions, customer contract management and accelerating our network optimization and cost reduction initiatives.”

“We expect continued growth in our specialty portfolio aligned with consumer trends and we are making capital investments to support margin expansion. Additionally, we continue to explore potential M&A opportunities to drive specialty growth. We remain committed to our long-term earnings growth algorithm to create additional shareholder value,” added Zallie.

Diluted Earnings Per Share (EPS)

	1Q17	1Q18
Reported EPS	$1.68	$1.90
Acquisition/Integration Costs	$0.05	—
Impairment/Restructuring Costs	$0.15	$0.04
Adjusted EPS**	$1.88	$1.94

**Totals may not foot due to rounding

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Estimated factors affecting change in reported and adjusted EPS

1Q18
Margin	(0.23)
Volume	0.09
Foreign exchange	0.03
Other income	—
Total operating items	(0.11)

Other non-operating income	(0.01)
Financing costs	0.06
Shares outstanding	—
Tax rate	0.11
Non-controlling interest	0.01
Total non-operating items	0.17
Total items affecting EPS	0.06

Financial Highlights

•                  At March 31, 2018, total debt and cash and short-term investments were $1.65 billion and $407 million, versus $1.86 billion and $604 million, respectively, at December 31, 2017. Cash and short-term investments reductions were primarily driven by the pay down of debt.

•                  During the first quarter of 2018, net financing costs were $16 million, or $5 million lower than the year-ago period, primarily driven by foreign-exchange gains and lower outstanding debt.

•                  For the first quarter of 2018, reported and adjusted effective tax rates were 21.4 percent and 21.1 percent, compared to reported and adjusted effective tax rates of 27.0 percent and 25.7 percent, respectively, in the year-ago period. The lower rates were driven predominantly by U.S. tax reform.

•                  First quarter 2018 capital expenditures were $95 million, up $23 million from the year-ago period, driven by increased investments in specialty growth initiatives.

Business Review

Total Ingredion

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
First quarter	1,453	8	30	-22	1,469	1%

Net Sales

•                  First quarter net sales were up slightly compared to the year-ago period. Core and specialty volume growth as well as changes in foreign currency exchange rates were partially offset by less favorable price/mix

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primarily due to higher freight costs in North America and the pass through of lower raw material costs in Brazil.

Operating income

•                  First quarter reported and adjusted operating income were $197 million and $200 million, respectively.  This was a two percent increase and a five percent decrease, respectively, compared to $193 million of reported operating income and $210 million of adjusted operating income in the first quarter of 2017. The increase in reported operating income was primarily due to lower restructuring, acquisition and integration costs as well as operating income growth in South America and EMEA. These increases were partially offset by higher freight and production costs in North America and higher tapioca costs in Asia-Pacific. For adjusted operating income, the decrease was largely attributable to higher freight and production costs in North America and higher tapioca costs in Asia-Pacific partially offset by operating income growth in South America and EMEA.

•                  First quarter reported operating income was lower than adjusted operating income by $3 million.  Restructuring costs related to our finance transformation were $2 million while Brazil leaf extraction was $1 million.

North America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
First quarter	881	4	—	-11	874	-1%

Operating income

•                  First quarter operating income was $143 million, a decrease of $15 million from a year ago.  The decrease was driven by higher-than-anticipated freight costs, higher production costs caused by inconsistent demand in the Northeast and Canada during the winter, and commodity pricing pressures.

South America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
First quarter	255	-16	21	-11	249	-2%

Operating income

•                  Operating income in the first quarter was $26 million, an increase of $11 million, or 73%, from a year ago. Volume growth, operational efficiencies, and a generally improving macroeconomic environment accounted for the increase.

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Asia Pacific

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
First quarter	179	14	3	-2	194	8%

Operating income

•                  First quarter operating income was $23 million down $7 million from a year ago. A lag in the pass through of higher tapioca costs could not be offset by foreign exchange improvement and specialty volume growth.

Europe, Middle East, Africa (EMEA)

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
First quarter	138	7	6	1	152	10%

Operating income

•                  First quarter operating income was a record $31 million, up $3 million from a year ago. The increase was driven primarily by specialty volume growth.

2018 Guidance

2018 adjusted EPS is expected to be in the range of $7.90-$8.20 compared to adjusted EPS of $7.70 in 2017. This expectation excludes acquisition-related, integration, and restructuring costs as well as any potential impairment costs. The full-year guidance assumes, compared to last year: North America operating income down due to higher freight and production costs; Asia Pacific operating income flat to down due to prolonged higher tapioca costs; South America and EMEA operating income up; an adjusted effective tax rate range of approximately 26.5-28.0 percent; and continued higher-value specialty ingredients growth.

Excluding one-time cash receipts benefits from tax reform, we expect cash from operations in 2018 to be in the range of $830 million to $880 million. Capital expenditures are anticipated to be between $330 million and $360 million with the increase over 2017 expected to result from additional U.S. based investments.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer.The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior

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to the start of the call. A replay of the webcast will be available for a limited time thereafter at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries.  With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With 27 Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars.  For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates; particularly recently enacted United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Forms 10-Q and 8-K.

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Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change
(in millions, except per share amounts)	2018	2017	%
Net sales before shipping and handling costs (i)	$1,581	$1,552	2%
Less: shipping and handling costs (i)	112	99
Net sales	$1,469	$1,453	1%
Cost of sales	1,115	1,102
Gross profit	$354	$351	1%

Operating expenses	156	150	4%
Other income, net	(2)	(2)
Restructuring charge	3	10
Operating income	$197	$193	2%
Financing costs, net	16	21
Other, non-operating income (ii)	(1)	(2)
Income before income taxes	$182	$174	5%
Provision for income taxes	39	47
Net income	$143	$127	13%
Less: Net income attributable to non-controlling interests	3	3
Net income attributable to Ingredion	$140	$124	13%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	72.3	72.2
Diluted	73.6	73.7

Earnings per common share of Ingredion:
Basic	$1.94	$1.72	13%
Diluted	$1.90	$1.68	13%

Notes

(i) Historically, the Company included warehousing costs as a reduction of net sales before shipping and handling costs. In connection with the adoption of ASC 606, the Company determined these warehousing costs which were previously included as a reduction in net sales before shipping and handling are more appropriately classified as fulfillment activities. Therefore, upon adoption of ASC 606, the Company elected to included these costs within shipping and handling costs. The Company has elected to make this adjustment on a retrospective basis. Reported net sales does not change as a result of this reclassification.

(ii) As a result of the Company’s adoption of the amendments to ASC 715, the Company was required to retrospectively present service costs separate from the other components of net periodic benefit costs.  The other components of net periodic benefit costs have been reclassified from cost of sales and operating expenses to other, non-operating income.  The result is a $2 million reduction to operating income and a $2 million increase to other, non-operating income for the three months ended March 31, 2017.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except share and per share amounts)	March 31, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$401	$595
Short-term investments	6	9
Accounts receivable — net	1,012	961
Inventories	844	823
Prepaid expenses	29	27
Total current assets	2,292	2,415

Property, plant and equipment — net	2,236	2,217
Goodwill	807	803
Other intangible assets — net	488	493
Deferred income tax assets	9	9
Other assets	143	143
Total assets	$5,975	$6,080

Liabilities and equity
Current liabilities
Short-term borrowings	$140	$120
Accounts payable and accrued liabilities	769	837
Total current liabilities	$909	957

Non-current liabilities	253	227
Long-term debt	1,512	1,744
Deferred income tax liabilities	210	199
Share-based payments subject to redemption	27	36

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at March 31, 2018 and December 31, 2017	1	1
Additional paid-in capital	1,132	1,138
Less: Treasury stock (common stock; 5,570,474 and 5,815,904 shares at March 31, 2018 and December 31, 2017, respectively) at cost	(476)	(494)
Accumulated other comprehensive loss	(972)	(1,013)
Retained earnings	3,355	3,259
Total Ingredion stockholders’ equity	3,040	2,891
Non-controlling interests	24	26
Total equity	3,064	2,917

Total liabilities and equity	$5,975	$6,080

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2018	2017

Cash provided by operating activities:
Net income	$143	$127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54	51
Mechanical stores expense	15	15
Deferred income taxes	8	(4)
Charge for fair value mark-up of acquired inventory	—	5
Decrease in margin accounts	16	6
Increase in other trade working capital	(134)	(76)
Other	48	7
Cash provided by operating activities	150	131

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(95)	(72)
Payments for acquisitions	—	(13)
Short-term investments	3	(8)
Other	6	—
Cash used for investing activities	(86)	(93)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(212)	53
(Repurchase) issuance of common stock, net	(3)	(130)
Dividends paid, including to non-controlling interests	(46)	(44)
Cash used for financing activities	(261)	(121)

Effect of foreign exchange rate changes on cash	3	6
Decrease in cash and cash equivalents	(194)	(77)
Cash and cash equivalents, beginning of period	595	512
Cash and cash equivalents, end of period	$401	$435

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2018		March 31, 2017
	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$140	$1.90	$124	$1.68

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million in 2017 (i)	—	—	1	0.01

Restructuring charge, net of $ - income tax benefit in 2018 and income tax expense of $1 million in 2017 (ii)	3	0.04	11	0.15

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $2 million for the year ended March 31, 2017 (iii)	—	—	3	0.04

Non-GAAP adjusted net income	$143	$1.94	$139	$1.88

EPS may not foot or recalculate due to rounding.

Notes

(i) The 2017 period includes costs related to the acquisition and integration of Penford Corporation, Kerr Concentrates, Inc., TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the first quarter in 2018, the Company recorded $3 million of pre-tax restructuring charges consisting of $2 million of other costs associated with the Company’s North America Finance Transformation initiative and $1 million of other costs related to the abandonment of certain assets related to our leaf extraction process in Brazil.  During the first quarter of 2017, the Company recorded a $11 million pre-tax restructuring charge consisting of employee severance-related costs associated with the Company’s restructuring effort in Argentina, which was offset by a $1 million pre-tax reduction in expected employee severance-related charges associated with the 2016 execution of IT outsourcing contracts.

(iii) The 2017 period includes the flow-through of costs associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions, pre-tax)	2018	2017

Operating income	$197	$193

Add back:

Acquisition/integration costs (i)	—	2

Restructuring charge (ii)	3	10

Charge for fair value mark-up of acquired inventory (iii)	—	5

Non-GAAP adjusted operating income	$200	$210

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended March 31, 2018
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$182	$39	21.4%

Add back:

Restructuring charge (i)	3	—

Adjusted Non-GAAP	$185	$39	21.1%

	Three Months Ended March 31, 2017
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$174	$47	27.0%

Add back:

Acquisition/integration costs (i)	2	1

Restructuring charge (ii)	10	(1)

Change in fair value mark-up of acquired inventory (iii)	5	2

Adjusted Non-GAAP	$191	$49	25.7%

Tax rate may not recalculate due to rounding.

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
(in millions)	2018	2017	%
Net Sales
North America	$874	$881	(1)%
South America	249	255	(2)%
Asia Pacific	194	179	8%
EMEA	152	138	10%
Total	$1,469	$1,453	1%

Operating Income
North America	$143	$158	(9)%
South America	26	15	73%
Asia Pacific	23	30	(23)%
EMEA	31	28	11%
Corporate	(23)	(21)	(10)%
Sub-total	200	210	(5)%
Acquisition/integration costs	—	(2)
Restructuring charge	(3)	(10)
Charge for fair value mark-up of acquired inventory	—	(5)
Total	$197	$193	2%

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2018 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2018
	Low End	High End
GAAP EPS (a)	$7.86	$8.15

Add:

Restructuring charges (b)	0.04	0.05

Expected Adjusted EPS	$7.90	$8.20

Above is a reconciliation of our expected full year 2018 diluted EPS to our expected full year 2018 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(b) Primarily reflects expected 2018 restructuring charges related to the Finance Transformation initiative in North America previously announced during 2017.